Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 33-67917) pertaining to the 401(k) Plan of Cobalt Corporation of our report dated March 26, 2002, with respect to the consolidated financial statements of Cobalt Corporation included in the Annual Report (Form 10-K) for the year ended December 31, 2001.

Ernst & Young LLP
Milwaukee, Wisconsin
March 26, 2002